Exhibit 21.1
SUBSIDIARIES OF NII HOLDINGS, INC.
(as of December 31, 2009)

Jurisdiction of
Corporation	Incorporation
Nextel International (Services) Ltd.	Delaware, USA
NII Funding Corp.	Delaware, USA
NII Aviation, Inc.	Delaware, USA
NII Mercosur, LLC	Delaware, USA
NII Holdings (Cayman), Ltd.	Cayman Is.
Nextel International (Argentina), Ltd.	Cayman Is.
NII Mercosur Telecom, S.L.	Spain
Nextel Communications Argentina S.R.L.	Argentina
Nextel Chile S.A.	Chile
Centennial Cayman Corp. Chile S.A.	Chile
Multikom S.A.	Chile
Conect S.A.	Chile
NII Mercosur Móviles, S.L.	Spain
Centennial Cayman Corp.	Cayman Is
Nextel International (Peru) LLC	Cayman Is.
Nextel del Perú S.A.	Peru
Nextel International (Indonesia) LLC	Cayman Is.
NII Capital Corp.	Delaware, USA
NII Global Holdings, Inc.	Delaware, USA
NII International Holdings S.à.r.l.	Luxembourg
NII International Telecom S.à.r.l.	Luxembourg
NIHD Telecom Holdings B.V.	Netherlands
Nextel International (Uruguay), LLC	Delaware, USA
Comunicaciones Nextel de México, S.A. de C.V.	Mexico
Prestadora de Servicios de Radiocomunicación, S. de R.L. de C.V.	Mexico
Servicios NII, S. de R.L. de C.V.	Mexico
NII Telecom, S. de R.L. de C.V.	Mexico
Teletransportes Integrales, S. de R.L. de C.V.	Mexico
Servicios de Radiocomunicación Móvil de México, S.A. de C.V.	Mexico
Radiophone, S.A. de C.V.	Mexico
Fonotransportes Nacionales, S.A. de C.V.	Mexico
Fonotransportes, S.A. de C.V.	Mexico
Inversiones Nextel de México, S.A. de C.V.	Mexico
Delta Comunicaciones Digitales, S.A. de C.V.	Mexico
Operadora de Comunicaciones, S.A. de C.V.	Mexico
Fundación Nextel, A.C.	Mexico
Nextel Uruguay S.A.	Uruguay
NII International Mobile S.à.r.l.	Luxembourg
McCaw International (Brazil), LLC	Virginia, USA
Airfone Holdings, LLC	Delaware, USA
Nextel Telecomunicações S.A.	Brazil
Nextel Telecomunicações Ltda.	Brazil
Nextel Telecomunicações de Longa Distancia Ltda.	Brazil
Nextel Telecomunicações SMP Ltda.	Brazil
Nextel Serviços de Telecomunicações Ltda.	Brazil